Exhibit 1.1
OPEN MARKET SALE AGREEMENT
August 8, 2023
Reference is made to that certain Open Market Sale Agreement (the “Agreement”), dated as of November 4, 2022, by and between Postal Realty Trust, Inc. (the “Company”), Postal Realty LP (the “Operating Partnership”) and [BANK] (the “Sales Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

RECITALS

A. Pursuant to Section 8(i) of the Agreement, the Agreement may be amended by an agreement in writing signed by the Company, the Operating Partnership and the Sales Agent.

B. Each of the Company, the Operating Partnership and the Sales Agent desire to amend the Agreement through this Amendment with effect on and after the date hereof (the “Effective Date”).

AGREEMENT

SECTION 1. Amendment to the Agreement. The parties agree, from and after the Effective Date, that:

(a) Clause [(ii)/(iii)] of the first paragraph of the Agreement shall be amended and restated in its entirety as follows to increase the aggregate offering price to $150,000,000:

sales agent and/or principal (the “Agent”), shares of the Company’s Class A common stock, par value $0.01 per share (the “Common Shares”), having an aggregate offering price of up to $150,000,000 on the terms set forth in this agreement and the Master Forward Confirmation (defined below) (together, this “Agreement”). The Forward Seller shall be acting as sales agent for the Forward Purchaser and agrees with the Company and the Forward Purchaser to use commercially reasonable efforts consistent with its normal trading and sales practices to sell the Forward Hedge Shares upon the terms and subject to the conditions set forth in this Agreement.

and

(b) Section 4(q) of the Agreement shall be amended and restated in its entirety as follows:
Comfort Letter. On or prior to the date of the first Issuance Notice and on or prior to each Triggering Event Date with respect to which the Company is obligated to deliver a certificate pursuant to Section 4(o) for which no waiver is applicable and excluding the date of this Agreement, the Company (a) shall cause each of BDO USA LLP and Deloitte & Touche LLP, the independent registered public accounting firms who have audited certain financial statements included or incorporated by reference in the Registration Statement to furnish the Agent, the Forward Seller and the Forward Purchaser a comfort letter, dated the date of delivery, in form and substance reasonably satisfactory to the Agent, the Forward Seller and the Forward Purchaser and their counsel, substantially similar to the form previously provided to the Agent, the Forward Seller and the Forward Purchaser and their counsel; provided, however, that any such comfort letter will only be required on the Triggering Event Date specified to the extent that it contains financial statements filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into a Prospectus and (b) shall cause any accounting firm that has audited any financial statements with respect to real estate operations acquired or to be acquired prepared in accordance with Rule 3-14 of Regulation S-X (“3-14 Financial Statements”) included, or incorporated by reference in, the Registration Statement and the Prospectus, to furnish the Agent, the Forward Seller and the Forward Purchaser (a “3-14 Comfort Letter”), dated the date of delivery, in form and substance reasonably satisfactory to the Agent, the Forward Seller and the Forward Purchaser and their counsel, substantially similar to the form previously provided to the Agent, the Forward Seller and the Forward Purchaser and their counsel; provided, however, that no such 3-14 Comfort Letter shall be required to be delivered with respect to any 3-14 Financial Statements prepared for the Company’s acquired real estate operations that have been consolidated by the Company for all of the years for which audited financial statements are included in the Company’s most recent annual report on Form 10-K. If requested by the Agent, the Forward Seller or the Forward Purchaser, the Company shall also cause a comfort letter to be furnished to the Agent, the Forward Seller and the Forward Purchaser on or prior to the date of occurrence of any material transaction or event requiring the filing of a current report on Form 8-K containing material amended financial information of the Company, including the restatement of the Company’s financial statements.

POSTAL REALTY TRUST, INC. By: Name: Title: POSTAL REALTY LP By: Name: Title:
[BANK]
By:
Name:
Title: